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                                                                 EXHIBIT h(3)(k)

                     AMENDMENT No. 9 - RESTATED AND AMENDED
                      AMENDMENT No. 6 TO THE REMOTE ACCESS
                         AND RELATED SERVICES AGREEMENT
                          FOR IMPRESSNet(TM) SERVICES

         THIS RESTATED AMENDMENT, dated as of the 26th day of June, 2000 is made to the Remote Access and Related Services Agreement dated as of December 23, 1994, as amended (the "Agreement") between each registered investment company listed on Exhibit 1 of the Agreement (the "Fund") and PFPC Inc., f/k/a First Data Investor Services Group, Inc. ("PFPC").


                                   WITNESSETH

         WHEREAS, the Fund desires to enable Shareholders and Financial Planners to access accounts and conduct certain account transactions through the use of the Internet and PFPC desires to allow such access and provide certain services as more fully described below in connection therewith;

         WHEREAS, the parties desire to restate and amend Amendment Number 6 to the Agreement dated August , 1999 previously executed by the parties

         NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, PFPC Agreement shall be amended as follows:

1. Definitions. Terms not otherwise defined herein shall have the same meanings as ascribed them in the Agreement. In addition, the following definitions are hereby incorporated into Agreement:

         (a) "Account Inquiry" shall mean any access to the PFPC System via IMPRESSNet--Registered Trademark-- initiated by an End-User which is not a Financial Transaction.

         (a) "End-User" shall mean any Shareholder or Financial Planner that accesses the PFPC recordkeeping system via IMPRESSNet--Registered Trademark--.

         (b) "Financial Planner" shall mean any investment advisor, broker-dealer, financial planner or any other person authorized to act on behalf of a Shareholder.

         (c) "Financial Transaction" shall mean purchase, redemption, exchange or any other transaction involving the movement of Shares initiated by an End-User.

         (d) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.

         (e) "IMPRESSNet--Registered Trademark--" shall mean the PFPC proprietary system consisting of the PFPC Secure Net Gateway and the PFPC Web Transaction Engine and shall also be deemed to



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         be part of, and included within the definition of "FDISG System" and
         "FDISG Facilities", as those terms are defined in the Agreement.

         (f) "PFPC Secure Net Gateway" shall mean the system of computer hardware and software and network established by PFPC to provide access between PFPC recordkeeping system and the Internet.

         (g) "PFPC Web Transaction Engine" shall mean the system of computer hardware and software created and established by PFPC in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.

         (h) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

         (i) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of a Fund as may be issued from time to time.

         (j) "Shareholder" shall mean a record owner of Shares of the Fund.

2. Responsibilities of PFPC. In addition to the services rendered by PFPC as set forth in the Agreement, PFPC agrees to provide the following services for the fees set forth in the Schedule of IMPRESSNet--Registered Trademark-- Fees attached hereto as Schedule A of this Amendment:

         (a) In accordance with the written IMPRESSNet--Registered Trademark-- procedures and product functionality documentation provided to the Fund by PFPC, PFPC shall, through the use of the PFPC Web Transaction Engine and Secure Net Gateway enable End-Users to utilize the Internet to access the PFPC System in order to perform account inquiries and transactions in Shareholder accounts. IMPRESSNet--Registered Trademark-- shall be accessible by End-Users in order to perform transactions in Shareholder accounts via the Internet at least 95% of the time during any 24 hour period, excluding
         a) the standard Initial Program Loads (IPL) which shall be scheduled from 9:00 p.m. Saturday through 7:00 a.m. Sunday Central Time, and b) the software change windows which shall be scheduled from 12:00 a.m. Friday through 4:00 a.m. Friday Central Time and 12:00 a.m. Monday through 4:00 a.m. Monday Central Time.

         (b) Process the set up of personal identification numbers ("PIN") for End-Users which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's.

         (c) Installation services which shall include, review and sign off on the Fund's network requirements, recommending method of linking to the PFPC Web Transaction Engine, installing network hardware and software, implementing the network connectivity, and testing the network connectivity and performance;


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         (d) Maintenance and support of the PFPC Secure Net Gateway and the PFPC
         Web Transaction Engine, which includes the following:

                  (i) error corrections, minor enhancements and interim upgrades to IMPRESSNet--Registered Trademark-- which are made generally available by PFPC to IMPRESSNet --Registered Trademark-- customers;

                  (ii) help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNet--Registered Trademark--.

         Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet--Registered Trademark-- clients, as determined solely by PFPC; or (ii) development of customized features.

         (e) Maintenance and upkeep of the security infrastructure and capabilities described in the procedures and product functionality documentation.

         (f) Prepare and forward monthly usage reports to the Fund which shall provide the Fund with a summary of activity and functionality used by End-Users. In addition, the Fund will be provided web-site access for determination of daily usage activity.

3. Responsibility of the Fund. In connection with the services provided by PFPC hereunder, the Fund shall be responsible for the following:

         (a) establishment and maintenance of the Fund Home Page on the Internet;

         (b) services and relationships between the Fund and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or the Investor Services System via the Internet;

         (c) provide PFPC with access to and information regarding the Fund Home Page in order to enable PFPC to provide the services contemplated hereunder.

4 Software Exclusivity. The Fund may choose to have exclusive use of enhancement software paid for by the Fund. Such exclusivity would extend for a period of nine (9) months from the date the enhancement is placed into the production libraries. Software exclusivity would be waived if the Fund accepts either of the following conditions:

         a). If prior to implementation, PFPC or other PFPC clients agree to share in the expense of the enhancements.

         b). At any time during the 9 months following implementation, PFPC or other PFPC clients agree to share the expense for the enhancements.

The Agreement, as previously amended and as amended by this Amendment, ("Modified Agreement") constitutes the entire agreement between the parties with respect to the subject



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matter hereof. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. No officer, employee, servant or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


On behalf of the Funds and respective Portfolios and Classes set forth in
Exhibit 1 of the Agreement which may be amended from time to time.

                                               PFPC INC.



By: /s/ JEAN A. MILLER                          By: /s/ DEBORAH GOLDBERG
   -------------------------------                 ----------------------------
Name:   Jean A. Miller                          Name:   Deborah Goldberg
     -----------------------------                    -------------------------
Title:  Director Applications                   Title:  Senior Vice President
      ----------------------------                    -------------------------


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                                   SCHEDULE A

                              IMPRESSNet(TM) FEES

WEB TRANSACTION ENGINE

SET UP FEE:  $150.00 PER HOUR

         o Reviewing client network requirements and signing off on the requirements
         o Recommending method of linking to the Web Transaction Engine
         o Installing the network hardware and software
         o Implementing the network connectivity
         o Testing the network connectivity and performance

FINANCIAL TRANSACTION COST:

NUMBER OF TRANSACTIONS PER MONTH        FEE PER TRANSACTION
--------------------------------        -------------------

          0-10,000                              $.50
          10,001-20,000                         $.40
          20,001+                               $.25

ACCOUNT INQUIRY COSTS:  $.05 per inquiry*

         *At such time as when the Account Inquiry Fees received by PFPC reach a threshold of $40,000 per month for any one month period, the parties in good faith agree to review the above pricing for possible adjustment

SOFTWARE MAINTENANCE FEE:  $25,000 PER ANNUM

         o Releases of new versions of Web Transaction Engine (does not include customization)
         o Maintain security infrastructure with auditing function for the purpose of Fund and Shareholder protection
         o Monthly Usage Reports and web access as described in Paragraph 2(f) of this Restated Amendment No. 6
         o Help Desk Support (contact and escalation procedures set forth in Exhibit 1)
         o Prompt and reasonable classification of submitted enhancements as minor or major
         o Minor enhancement completed within five (5) business days of submission
         o Prompt notification of issues affecting the functionality or availability of the site
         o Notification of upgrades or changes to the site (These should be made well in advance of moving into production)
         o  The option to test upgrades or changes

HARDWARE MAINTENANCE FEE:  $25,000 PER ANNUM

         o  Does not include client hardware and software requirements.
         o  Installation of hardware is billed as time and materials




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         o  Does not include third party hardware and software maintenance agreements

The Software Maintenance Fee and Hardware Maintenance Fee shall remain unchanged until December 31, 2002. During each one year term of the agreement after December 31, 2002, the Software Maintenance Fee and Hardware Maintenance Fee may be changed no more than 5% than the then-current Software Maintenance Fee and Hardware Maintenance Fee upon 90 days' prior written notice to the Funds. Such change to the Software Maintenance Fee and Hardware Maintenance Fee shall be effective at the beginning of the next one year term of the Agreement.

CUSTOMIZED DEVELOPMENT:  $150 PER HOUR

The above referenced fees do not include fees associated with third party software products which may be required to utilize future releases of IMPRESSNet(TM).




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                            EXHIBIT 1 of SCHEDULE A



IMPRESSNET HELP DESK AND ESCALATION PROCEDURES

This is directed to the IMPRESSNet staff as well as the customer base to ensure a common understanding of the expectations surrounding help desk support.

It is assumed that each site has a front line of technical support which filters out calls and determines that the issue is IMPRESSNet related and is severe enough to justify immediate attention. It is requested that off-hour calls be reserved for major production or data integrity issues.

Once an issue is determined to be IMPRESSNet related, the client representative (either the user or a point of contact) should call the PFPC Help Desk at (508) 871-8550.

The Help Desk has a list of primary and secondary developers on call by product. It is advantageous to provide a clear and concise problem statement to the Help Desk personnel along with a telephone number and point of contact. The caller should be sure to obtain a ticket number to facilitate progress tracking if necessary.

o The Help Desk will call and/or page the primary on-call developer and allow 15 minutes for a return call.

o If no response is received, the Help Desk will call and/or page the secondary on call and wait 10 minutes for a return call.

o   If no response is received, the manager on call will be called and/or paged.

o If no response is received, the Help Desk personnel will contact the Vice President of Corporate Systems and then the Manager of the Environmental Support Group.

o Finally, if no response is received the Help Desk personnel has access to SCONCALL (special procedures utilized by help desk personnel)

Once the developer or manager is assigned the call, they are responsible for seeing that the issue is satisfactorily addressed. They are not necessarily responsible for physically addressing the issue.

The assigned person will contact the designated client personnel to inform them the issue is being addressed and to collect any relevant information.

If an issue will take more than an hour to resolve, the assigned person will periodically update the Help Desk with a progress status.

Once the issue has been addressed it is the responsibility of the assigned person to notify the Help Desk that the issue can be marked as "resolved".




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The Help Desk will contact the client to obtain confirmation of resolution prior to closing the ticket.

If there has been a lack of response on a particular issue after the specified time period, please contact your Client Service or IMPRESSNet Manager.





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